Exhibit 23.1


                          [PRICE WATERHOUSE LLP LETTERHEAD]










                          CONSENT OF INDEPENDENT ACCOUNTANTS


                    We consent to the incorporation by reference in this Registration Statement on Form S-8 (the "Registration Statement") with regard to the WesBanco, Inc. KSOP of our report dated January 25, 1996 on our audits of the consolidated financial statements and the financial statement schedules of WesBanco, Inc. (the "Company") and affiliates as of December 31, 1995 and 1994 and for each of the three years in the period ended
          December 31, 1995, which report is incorporated by reference in the Company's annual report on Form 10-K for the year ended December 31, 1995.

                    We also consent to the reference to our Firm as experts under Item 3 to the Registration Statement.

                                             Yours truly,



                                             PRICE WATERHOUSE LLP








          June __, 1996